EXHIBIT 99.1

MAX CAPITAL GROUP TO PRESENT AT THE 2009 J.P. MORGAN CREDIT AND EQUITY INSURANCE CONFERENCE

HAMILTON, Bermuda, Thursday March 12, 2009—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that Chief Executive Officer W. Marston Becker (Marty), will present at the 2009 J. P. Morgan Credit and Equity Insurance Conference being held at 383 Madison Avenue, New York, beginning at 9.30 a.m. Eastern Time, on Wednesday March 18, 2009. The presentation is not being webcast, but interested shareholders may dial in to listen. The dial in number is 866-870-8212 and the passcode is 86702414.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital ‘s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT:

This material relates to a business combination transaction between IPC Holdings, Ltd. (“IPC”) and Max Capital Group Ltd. (“Max”) which will become the subject of a registration statement filed by IPC with the Securities and Exchange Commission (“SEC”) and joint proxy statements filed by IPC and Max with the SEC. This material is not a substitute for the joint proxy statement/prospectus that IPC would file with the SEC or any other documents that IPC or Max may send to their respective shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to IPC, at Jim Bryce, President and Chief Executive Officer, or John Weale, Executive Vice President and Chief Financial Officer, at 441-298-5100, in the case of IPC’s filings, or Max, at Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations at 441-295-8800, in the case of Max’s filings.

PARTICIPANTS IN THE SOLICITATION:

Max and IPC and their directors, executive officers and other employees may be deemed to be participants in any solicitation of Max and IPC shareholders, respectively, in connection with the proposed transaction.

Information about Max’s and IPC’s directors and executive officers is available in Max’s and IPC’s proxy statements, dated March 19, 2008 and April 29, 2008, respectively, for their 2008 annual meetings of shareholders.

Contacts

Susan Spivak Bernstein	Roanne Kulakoff

Senior Vice President	Kekst and Company

susan.spivak@maxcapservices.com	roanne-kulakoff@kekst.com

1-212-898-6640	1-212-521-4837